As filed with the Securities and Exchange Commission on May 1, 2019

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nuvectra Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0513847 (I.R.S. Employer Identification No.)

5830 Granite Parkway, Suite 1100 Plano, Texas (Address of Principal Executive Offices)	75024 (Zip Code)

Nuvectra Corporation 2016 Equity Incentive Plan

(Full title of the plan)

Walter Z. Berger

Chief Operating Officer and Chief Financial Officer

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

(Name and address of agent for service)

(214) 474-3103

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑	Non-accelerated filer	☐	Smaller reporting company	☑
						Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

Title of each class of securities to be registered (1)(2)	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.001 par value	707,179 shares(2)	$9.31	$6,583,836.49	$797.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also registered hereby such indeterminate number of shares of common stock, par value $0.001 per share, of Nuvectra Corporation, as may become issuable by reason of any stock splits, stock dividends or other similar transactions.

(2)

This registration statement registers an aggregate of 707,179 shares of common stock, par value $0.001 per share, of Nuvectra Corporation under the Nuvectra Corporation 2016 Equity Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the $9.47 (high) and $9.14 (low) sale price of a share of common stock, par value $0.001 per share, of Nuvectra Corporation as reported on the NASDAQ Global Market on April 29, 2019, which date is within five business days prior to filing this Registration Statement on Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Nuvectra Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) to register additional shares of common stock, par value $0.001 per share (“Common Stock”), to be issued under the Nuvectra Corporation 2016 Equity Incentive Plan (the “Plan”).

The Company previously filed with the SEC (i) a Registration Statement on Form S-8 on March 14, 2016 (Registration No. 333-210150), pursuant to which 1,950,000 shares of Common Stock were registered for issuance under the Plan, (ii) a Registration Statement on Form S-8 on May 9, 2017 (Registration No. 333-217791), pursuant to which 412,785 additional shares of Common Stock were registered for issuance under the Plan, and (iii) a Registration Statement on Form S-8 on March 9, 2018 (Registration No. 333-223548), pursuant to which 433,823 additional shares of Common Stock were registered for issuance under the Plan (collectively, the “Prior Registration Statements”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning with January 1, 2017, for nine (9) years from March 14, 2016, by an amount equal to four percent (4%) of the number of shares of Common Stock outstanding on the immediately preceding December 31 or by such lesser amount as the Company’s Compensation and Organization Committee of the Board of Directors (the “Committee”) may determine. The Committee may act prior to January 1 of a given year to provide that the increase for such given year will be less than the amount that would otherwise occur pursuant to the preceding sentence, or that there will be no annual increase for such given year. Accordingly, on January 1, 2019, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 707,179. This Registration Statement registers those additional 707,179 shares of Common Stock. The additional shares are of the same class as other securities issuable under the Plan for which the Prior Registration Statements are effective.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 4, 2019;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 1, 2019;

(c)

the Company’s Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 29, 2019, February 5, 2019, March 1, 2019, March 25, 2019, and April 26, 2019 (excluding any portions thereof which are deemed “furnished” rather than filed with the SEC);

(d)

all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above; and

(e)

the description of the Common Stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 10-12B (File No. 001-37525) filed with the SEC on December 30, 2015 (including any amendments or reports filed for the purpose of updating such description).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits

Exhibit	Description of Exhibit

4.1

Specimen Common Stock Certificate of the Company (filed as Exhibit 4.1 to Amendment No. 2 to ourRegistration Statement on Form 10-12B on December 30, 2015 (File No. 001-37525), and incorporated herein byreference)

5.1*	Opinion of Melissa G. Beare, Executive Vice President, General Counsel, and Corporate Secretary
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Melissa G. Beare, Executive Vice President, General Counsel, and Corporate Secretary (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Nuvectra Corporation 2016 Equity Incentive Plan (filed as Exhibit 99.1 to our Registration Statement on Form S-8 on March 14, 2016 (File No. 333-210150), and incorporated herein by reference)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 1, 2019.

NUVECTRA CORPORATION

By:	/s/ Walter Z. Berger
Name:	Walter Z. Berger
Title:	Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Fred B. Parks, Walter Z. Berger and Melissa G. Beare, and each of them, with full power to act without the other, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fred B. Parks	Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2019
Fred B. Parks

/s/ Walter Z. Berger	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	May 1, 2019
Walter Z. Berger

/s/ Jennifer J. Kosharek	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)	May 1, 2019
Jennifer J. Kosharek

/s/ Anthony P. Bihl, III	Director	May 1, 2019
Anthony P. Bihl, III

/s/ Christopher G. Chavez	Director	May 1, 2019
Christopher G. Chavez

/s/ Kenneth G. Hawari	Director	May 1, 2019
Kenneth G. Hawari

/s/ David D. Johnson	Director	May 1, 2019
David D. Johnson

/s/ Jane J. Song	Director	May 1, 2019
Jane J. Song

/s/ Jon T. Tremmel	Director	May 1, 2019
Jon T. Tremmel

/s/ Thomas E. Zelibor	Director	May 1, 2019
Thomas E. Zelibor

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1

Specimen Common Stock Certificate of the Company (filed as Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form 10-12B on December 30, 2015 (File No. 001-37525), and incorporated herein by reference)

5.1*	Opinion of Melissa G. Beare, Executive Vice President, General Counsel, and Corporate Secretary
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Melissa G. Beare, Executive Vice President, General Counsel, and Corporate Secretary (included inExhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Nuvectra Corporation 2016 Equity Incentive Plan (filed as Exhibit 99.1 to our Registration Statement on Form S-8 on March 14, 2016 (File No. 333-210150), and incorporated herein by reference)

* Filed herewith